[Graphic omitted]   Electronic
                    Sensor Technology

May 16, 2005

Mr. Matthew Collier
115 Via Sandra
Thousand Oaks, CA 91320

Dear Matthew:

RE:  OFFER LETTER OF EMPLOYMENT

Electronic Sensor Technology (the "Company" and "EST") is pleased to confirm your employment on the following terms:

     1. POSITION. You will serve in the full time position of President and Chief Executive Officer reporting to the Chairman and responsible to the Board of Directors of the Company. You will also be nominated to serve on the Board subject to the Board's approval. The Chairman shall monitor and review your performance and have the ability to terminate your employment. Your employment shall commence upon the execution of this Agreement.

     2. CASH COMPENSATION. The Company will pay you a salary at the rate of $ 220,000 per year, payable in accordance with the Company's standard payroll schedule. This salary will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time but no escalation is guaranteed. The Company believes in pay-for performance and, as such, we offer you a potential target bonus of 25% of your annual salary based on the Company's success in improving sales, orders, and operating income, and launching strategic initiatives that the Board believes position the company well for the future. The Board will perform the necessary evaluation and pay this bonus, totally at its discretion, at the end of the first year of employment.

     3. EQUITY-BASED COMPENSATION. Subject to approval by the Company's Board of Directors, you will receive a grant of, 75,000 shares of restricted stock that can be traded one year from the date of employment, and another 75,000 shares will be granted one year from the date of employment, if still employed by the company, tradable one year from issue on the anniversary date of your employment. In addition, you will receive a grant of 500,000 shares of stock options, 33% of which vest one year after the date of employment, 33% on the second anniversary date of employment , and 34% at the third anniversary date of employment . The strike price will be equal to the market value on the date this employment contract is signed. Commencing immediately after your date of hire, the Options will be subject to the terms and conditions of the applicable stock option agreement.

     4. EMPLOYEE BENEFITS. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits including paid vacation, all in accordance with the Company's policies as in effect from time to time. In addition, you will be covered under the Company's health, 401(K) and group insurance programs. In accordance with the Company's generally applicable policies, you will be reimbursed for all reasonable travel and business expenses incurred by you in connection with your employment duties.

     5. ASSIGNMENT OF RIGHTS, NON-SOLICITATION, CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT. You agree to execute the Assignment of Rights, Non-Solicitation of Employees and Vendors, Confidentiality and Non-Disclosure Agreements as shall be provided to you by the Company.

     6. TERMINATION: Employment may be terminated by the Company: (i) for cause, as defined, in which case the employee shall be entitled to receive only his base salary through the date of termination; (ii) without cause, in which case the employee shall be entitled to receive
          (a) continuation of his base salary for six months, (b) any bonus earned and/or accrued through the date of termination, and (c) six month acceleration of the unvested stock options; or (c) upon the death or long-term disability of the employee.

     7. INDEMNIFICATION. To the fullest extent permitted by the Company's charter documents and applicable law, the Company agrees to defend and indemnify you and hold you harmless against any liability that you incur within the scope of your employment with the Company. The Company agrees to use its best efforts to purchase and maintain adequate Directors' and Officers' liability insurance.

     8. EMPLOYMENT RELATIONSHIP. Your employment with the Company continues to be for no specific period of time. Your employment with the Company will continue to be "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term.

     9. OUTSIDE ACTIVITIES. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company, which consent shall not be unreasonably withheld. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

     10. WITHHOLDING TAXES. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

     11. ENTIRE AGREEMENT. Except as set forth herein, this letter agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company.

     12. Your continued employment with EST is expressly contingent upon EST receiving, within seven (7) of your first day, the following:

          a. Acceptable results from a background investigation. Any falsification of employment history or educational background will result in withdrawal of the offer and/or termination of employment.
          b. Signed copies of the EST (i) Employee Agreement, (ii) Confidentiality Guidelines, and (iii) Code of Conduct, stating, among other things, that you will keep confidential company information throughout and beyond your employment with EST.
          c.   Satisfactory proof of identification and work authorization as required by the Immigration Reform and Control Act of 1990.

          Failure to execute the documents outlined above will be considered termination for cause.

We hope that you will find the above terms acceptable. You may indicate your agreement with these terms by signing and dating the enclosed letter agreement and returning it to me. By signing this letter agreement, you reconfirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

This offer of employment is open until Monday May 23rd, 2005 at 5:00 PM (Pacific
Time).

Let me close by reaffirming our belief that the skills and background you bring to EST will be instrumental to the future success of the Company. Matt, I look forward to working with you as CEO of EST.

Very truly yours,


/s/ Jim Frey
-------------------------------------
Jim Frey
Chairman

Electronic Sensor Technology, Inc.

I have read and accept and agree to the above terms of employment:


/s/ Matthew Collier
-------------------------------------
Matthew Collier

May 16, 2005
-------------------------------------
Dated